Exhibit 10.2
TERM SHEET
Prepared for Rocio Lorenzo

Employment Item	Description for Employee
Job Title	SVP, General Manager, Cable & Wireless, Panama
Effective Date	22 January, 2024
Location	Panama City, Panama
Base Salary	600,000 USD
Bonus Target	1,000,000 USD, payable in stock on a 1:2 LILA/LILAK ratio (while serving in this role only)
Additional Payment Applicable while in this position only. Term will not be extended beyond that.
250,000 USD Performance Incentive, payable in stock on a 1:2 LILA/LILAK ratio based on closing prices on date shares are issued.
•50% issued at the end of Q2 (paid in August)
•50% issued based on the achievement of three metrics reflecting full year performance:
oRevenue – budget number
oOFCF – budget number
oGovernment Collections – 90% target

Equity Tier	2,000,000 USD (subject to Comp Co approval)
Total Direct Compensation	3,850,000 USD (including Performance Incentive)
Other
•Position would be a local CWP Contract and subject to local deductions per discussions with Alcogal.
•Continuation of Health, Medical and Life Insurance (grandfathered under LIBA plans)
•Housing allowance to continue at 4k net per month.
•Schooling allowance up to 25k per child per year. Reimbursed via expenses.
•Capital Donation fee of 16k for one child. Reimbursed via expenses.
•Seniority Premium from LIBA paid at time of transfer. Amount to be calculated based on one week salary for each year of service.